EXHIBIT 23.1




                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS


   The Board of Directors
   Central Illinois Bancorp, Inc.:

   We consent to incorporation by reference in the registration statement on Form S-8 of Central Illinois Bancorp, Inc., for the 1999 Stock Option and Incentive Plan, of our report dated March 26, 1999, relating to the consolidated balance sheet of Central Illinois Bancorp, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K/A of Central Illinois Bancorp, Inc..

                                  /s/ KPMG LLP
                                  ----------------------------------
                                      KPMG LLP

   Chicago, Illinois
   August 9, 1999




























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